AGREEMENT AND AMENDMENT NO. 7

This AGREEMENT AND AMENDMENT NO. 7 ("Agreement") dated as of March 25, 2014 ("Effective Date"), is among Alta Mesa Holdings, LP, a Texas limited partnership ("Borrower"), the affiliates of the Borrower party hereto (the "Guarantors"), the Lenders (as defined below), and Wells Fargo Bank, N.A. as administrative agent for such Lenders (in such capacity, the "Administrative Agent") and as issuing lender (in such capacity, the "Issuing Lender").

RECITALS

A.The Borrower is party to that certain Sixth Amended and Restated Credit Agreement dated as of May 13, 2010, among the Borrower, the lenders party thereto from time to time (the "Lenders"), the Administrative Agent, and the Issuing Lender, as heretofore amended (as so amended, the "Credit Agreement").

B.The parties hereto wish to (i) subject to the terms and conditions of this Agreement, make certain amendments to the Credit Agreement as provided herein and (ii) acknowledge the redetermined Borrowing Base as set forth below.

NOW THEREFORE, in consideration of the benefits to be derived by the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms; Other Provisions.  As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.  Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term "including" means "including, without limitation,".  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 2. Amendments to Credit Agreement.
(a) Section 1.01 (Certain Defined Terms) of the Credit Agreement is hereby amended by adding the following new sentence to the end of the defined term "Independent Engineering Report":

Notwithstanding the foregoing, a report audited by (rather than prepared by) an Independent Engineer shall qualify as an “Independent Engineering Report” so long as (x) such report otherwise meets the criteria set forth about in this definition and (y) such report is accompanied by an audit opinion of such Independent Engineer satisfactory to the Administrative Agent and each Lender covering, among other things, the estimate of Proven Reserves set forth in such report are within the ten percent (10%) tolerance threshold set forth in the SPE Standards Pertaining to the Estimated and Auditing of Oil and Gas Reserves Information.

(b) Section 1.01 (Certain Defined Terms) of the Credit Agreement is hereby further amended by deleting the defined terms "Change In Control", "Independent Engineer", “Sanctioned Entity”, “Sanctioned Person”, and "Triggering Event" found therein, and replacing them with the following corresponding terms:

"'Change in Control' means the occurrence of any of the following events:

(a)  prior to a Qualified IPO, the Permitted Investors, individually or collectively, cease to own, directly or indirectly, at least the Control Percentage of the Equity Interests of the Borrower (or if the Borrower is a limited partnership, of the General Partner), or otherwise cease to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Borrower, by contract or otherwise;

(b) following a Qualified IPO, if the Borrower is the issuer of the Equity Interests in such Qualified IPO, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right), or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body

(c) following a Qualified IPO, if the direct or indirect holding company of the Borrower is the issuer of the Equity Interests in such Qualified IPO (the “Parent Company”), (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower or the Parent Company entitled to vote for members of the board of directors or equivalent governing body of the Borrower or the Parent Company on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right), (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower or the Parent Company cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) the Parent Company ceases to own, directly or indirectly, 100% of the Equity Interests of the Borrower.

"'Independent Engineer' means (a) Netherland, Sewell and Associates, Inc., (b) Ryder Scott Company, L.P., or (c) any other independent, third-party engineering firm acceptable to the Administrative Agent in its reasonable judgment."

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly controlled by any Sanctioned Person or Sanctioned Country.

“Sanctioned Entity” means (a) a Sanctioned Country, (b) an agency of any Sanctioned Country, (c) an organization directly or indirectly controlled by a Sanctioned Person or Sanctioned Country, or (d) a Sanctioned Person.

"'Triggering Event' means (a) the Disposition of Oil and Gas Properties of the Borrower or any Restricted Subsidiary that have a positive value in the most recently delivered Engineering Report or in the Engineering Report evaluated for the then effective Borrowing Base, and (b) the novation, assignment, unwinding, termination, or amendment of a hedge position or Hedge Contract considered by the Administrative Agent in determining the then effective Borrowing Base to the extent such hedge position or Hedge Contract is not  immediately replaced by a new hedge position or new Hedge Contract (or in the case of an amendment, an amended hedge position or amended Hedge Contract) which would result in an equal or greater value to the Borrowing Base (as determined by the Administrative Agent in its sole discretion)."

(c) Section 1.01 (Certain Defined Terms) of the Credit Agreement is hereby further amended by adding the following new defined terms thereto in alphabetical order:

"'Actual Production' means the 90-day average of the net volume of actual production of crude oil, natural gas and natural gas liquids, calculated separately, from the Oil and Gas Properties set forth in the Engineering Report most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.06(d)."

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower and its Subsidiaries.

 “Anti-Terrorism/Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including (a) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; (b) the Patriot Act; (c) Laundering of Monetary

Instruments, 18 U.S.C. section 1956; (d) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; (e) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; (f) the Trading with the Enemy Act, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V); (g) any similar laws or regulations currently in force or hereafter enacted; and (h) any enabling legislation or executive order relating to any of the foregoing.

"'Amendment No. 7 Effective Date' means March 25, 2014."

"'AMIH' means Alta Mesa Investment Holdings, Inc., a Delaware corporation."

"'Availability' means, at any time, an amount equal to (a) the lesser of the Borrowing Base and the aggregate Commitments minus (b) the sum of the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure."

"'Calculated Reserves'  means, as of any date of determination, the Borrower's and its Restricted Subsidiaries' aggregate anticipated production of natural gas volumes, crude oil volumes, and natural gas liquids by volume, in each case, attributable to the Borrower's and its Restricted Subsidiaries' PDP Reserves, PDNP Reserves and PUD Reserves, as reflected in Engineering Report most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.06(d) or Section 6.14 (c); provided that, in calculating Calculated Reserves, in no event shall the sum of PDNP Reserves and PUD Reserves exceed 25% of the Calculated Reserves.

“Conversion Transaction” means a conversion, whether by merger, statutory conversion or otherwise) of the Borrower from a limited partnership to a limited liability company or a corporation or an exchange of some or all of the outstanding partnership interest in the Borrower for Equity Interests in a corporation or a limited liability company.

"'Highbridge' means Highbridge Principal Strategies, LLC, a Delaware limited liability company."

"'Highbridge Note Purchase Agreement' means that certain Note Purchase Agreement dated as of March 25, 2014, among AMIH, Highbridge, and the other holders party thereto."

"'Loan Party' means the Borrower and each Guarantor."

"'Permitted Investor' means each of (a) Michael Ellis, (b) Harlan Chappelle, and (c) only following a Qualified IPO, Highbridge and each Affiliate fund managed by Highbridge.”

"'Pro Forma Fixed Charge Coverage Ratio' means, as of any date on which a Restricted Payment is to be made (the “proposed Restricted Payment”), the ratio of (a) the amount equal to (i) the Borrower's consolidated EBITDAX for the four-fiscal quarter period most recently ended minus (ii) the sum of (A) cash income Taxes paid, and income tax liability Restricted Payments made, by the Borrower and its Restricted Subsidiaries during such four-fiscal quarter period plus (B) Capital Expenditures paid by the Borrower and its Restricted Subsidiaries during such four-fiscal quarter period; to (b) the sum of (i) the Borrower’s consolidated cash Interest Expense for such four-fiscal quarter period plus (ii) Restricted Payments (other than income tax liability Restricted Payments) made by the Borrower during such four-fiscal quarter period plus (iii) the proposed Restricted Payment."

"'Qualified IPO' means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) (or any successor form) of the Equity Interests of the Borrower or any direct or indirect holding company of the Borrower of its common Equity Interests pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (whether alone or in conjunction with a secondary public offering), which issuance, in any event, results in at least $200,000,000 of gross proceeds."

"Sanctioned Country" means, at any time, a country or territory which is the subject or target of any Sanctions.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

"'Test Date' means each date that the Financial Statements are required to be delivered pursuant to Section 5.06(a) or (b)."

"'Updated Engineering Report' has the meaning set forth in Section 6.14(c)(i).

(d) Section 2.02(c) (Borrowing Base – Interim Redeterminations) of the Credit Agreement is hereby amended by (i) adding the word "and" to the end of clause (i) found therein, (ii) deleting the word "and" found at the end of clause (ii) found therein, (iii) replacing the semicolon found at the end of clause (ii) found therein with a period, and (iv) deleting clause (iii) found therein in its entirety.

(e) Section 2.05(b) (Borrowing Base Deficiencies) of the Credit Agreement is hereby amended by replacing the phrase “Other than as provided in clause (ii) and (iii) below,…” with the phrase “Other than as provided in clause (ii) and (iii) below and in Section 5.11,…”

(f) Section 4.19 (Material Agreements) of the Credit Agreement is hereby amended by replacing the reference to "$3,000,000" found in clause (b) thereof with "$10,000,000".
(g) Section 4.21 (OFAC) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

Section 4.21.OFAC, etc.

(a)The Borrower has taken appropriate measures to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.  None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (x) is a Sanctioned Person, (y) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (z) is in violation of any Anti-Terrorism/Money Laundering Law. Each Credit Party is in compliance with the Patriot Act.

(b)Neither the Borrower nor any of its Subsidiaries (i) has its assets located in any Sanctioned Country or any Sanctioned Entity, (ii) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, (iii) is, or will become, a Sanctioned Person or a Sanctioned Entity, or (iv) engages or will engage in any transaction with any Sanctioned Person or Sanctioned Entity.

(c)No Advance, Letter of Credit, use of proceeds of any Advance or Letter of Credit, or other transaction contemplated by this Agreement will (i) be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity or otherwise violate applicable Sanctions, or (ii) violate any Anti-Corruption Law or any Anti-Terrorism Law.

(h) Section 5.02 (Maintenance of Insurance) of the Credit Agreement is hereby amended by replacing the reference to "$3,000,000" found in clause (c) thereof with "$5,000,000".
(i) Section 5.06 (Reporting Requirements) of the Credit Agreement is hereby amended by replacing the reference to "$1,000,000" found in clauses (f), (n), and (p) thereof with "$5,000,000".
(j) Section 5.08 (Agreement to Pledge) is hereby amended by deleting such Section in its entirety and replacing it with the following:

"Section 5.08Agreement to Pledge.  The Borrower shall, and shall cause each Restricted Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or any Restricted Subsidiary now owned or hereafter acquired promptly after receipt of a written request from the Administrative Agent; provided that (a) in no event shall the Administrative Agent be permitted to request or the Borrower be required to grant an Acceptable Security Interest in any Oil and Gas Properties that exceeds 85% (by value) of all of the Borrower's and its Restricted Subsidiaries' Proven Reserves and Oil and Gas Properties, (b) the Borrower shall cause the Administrative Agent to, at all times and without any requirement of a written request from the Administrative Agent, have an Acceptable Security Interest in at least 85% (by value) of all of the Borrower's and its Restricted Subsidiaries' Proven Reserves and Oil and Gas Properties, and (c) notwithstanding the 85% limitation in clause (a) above, the Borrower shall cause Orion to grant to the Administrative Agent an Acceptable Security Interest in 90% of Orion's interest in its Oil and Gas Properties.  In furtherance of the foregoing clause (c), within 3 Business Days after the acquisition by Orion of Oil and Gas Properties, the Borrower shall give the Administrative Agent written notice thereof."

(k) Section 5.11 (Further Assurances; Cure of Title Defects) of the Credit Agreement is hereby amended by replacing the last sentence therein in its entirety with the following new sentences:

If, within such 60-day period, the Borrower fails to cure any such title defect or exception as required under the foregoing clause (a) or fails to deliver the title evidence required under the foregoing clause (b), such failure shall not be a Default, but instead the Administrative Agent shall have the right to exercise the following remedy in its sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent.  To the extent that the Administrative Agent is not satisfied with title to any portion of any Oil and Gas Property after such 60-day period has elapsed, such unacceptable Oil and Gas Property shall not count towards the 80% requirement under Section 5.10 above, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then effective Borrowing Base shall be reduced by an amount as determined by the

Administrative Agent or, if elected by the Required Lenders, by the Required Lenders, to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% (by value) of the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties.  This new Borrowing Base shall become effective immediately after receipt of such notice.  If the Borrowing Base is reduced pursuant to this Section 5.11 and such a reduction causes a Borrowing Base Deficiency, then (x) Borrower shall prepay the Advances or make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, in three consecutive monthly installments each equal to one-third of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment, with each prepayment of Advances  accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date, and (y) such title defect or exception giving rise to such Borrowing Base reduction shall not constitute an Event of Default hereunder unless such title defect or exception is prohibited under Section 6.01.    For the avoidance of doubt and for all purposes under this Agreement, if title to any of the Oil and Gas Property of the Borrower or Restricted Subsidiary (or any material part thereof) shall become the subject matter of litigation before any Governmental Authority or arbitrator that could reasonably be expected to result in a Material Adverse Change with respect to the Borrower's or such Restricted Subsidiary’s title to such Oil and Gas Properties, taken as a whole, then such litigation may be deemed to be a title defect or exception that is not a Permitted Lien regardless of whether the Borrower’s or such Restricted Subsidiary’s record title is then effected.

(l) Section 6.01 (Liens, Etc.) of the Credit Agreement is hereby amended by replacing the reference to "$1,000,000" found in clause (p) thereof with "$5,000,000".
(m) Section 6.02 (Debts, Guaranties, and other Obligations) of the Credit Agreement is hereby amended by replacing the reference to "$2,500,000" found in clause (e) thereof with "$10,000,000".
(n) Section 6.04 (Merger or Consolidation; Asset Sales; Hedge Terminations) of the Credit Agreement is hereby amended by replacing clause (a)(i) therein in its entirety with the following:

(a)(i) Without the consent of all the Lenders (other than a Defaulting Lender), the Borrower shall not merge or consolidate with or into any other Person other than (x) with a Restricted Subsidiary with the Borrower being the surviving entity; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral, and (y) pursuant to a Conversion Transaction; provided that, at the time thereof and immediately after giving effect thereto, (1) no Default shall have occurred, (2) the Administrative Agent shall have received written notice and description of such Conversion Transaction at least 90 days prior (or such shorter time period acceptable to the Administrative Agent in its sole discretion) to the consummation of such Conversion Transaction (or, in the event of such Conversion Transaction is effected in connection with the entering into of the Highbridge Note Purchase Agreement, at least 14 days prior (or such shorter time period acceptable to the Administrative Agent in its sole discretion) to the consummation of such Conversion Transaction), (3) the Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable "know your customer" and anti-money-

laundering rules and regulations, including, without limitation, the Patriot Act, at least 10 Business Days’ prior to the consummation of such Conversion Transaction, (4) the Administrative Agent shall have received an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent confirming the continuing obligations of the Borrower under each Loan Document to which it is a party and such other documents, filings and agreements necessary to maintain an Acceptable Security Interest in the Collateral, (5) the Administrative Agent shall have a certificate, as of the date acceptable to the Administrative Agent, of a Responsible Officer or the secretary or an assistant secretary of the Borrower (after giving effect to the Conversion Transaction) certifying (A) true and complete copy of the resolutions of the board of directors or managers (or other applicable governing body) of the Borrower approving the Loan Documents to which it is a party and authorizing the entering into of any Loan Document in connection with the assignment referred to in the preceding clause (4), (B) true and complete copy of the articles or certificate (as applicable) of incorporation (or formation) of the Borrower certified by the Secretary of State for the state of incorporation (or formation), (C) true and complete copy of the bylaws or other governing documents of the Borrower, (D) the names and true signatures of officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, including notices, and (E) true and complete copy of certificate of good standing for the Borrower in the state of its incorporation (or formation), which good standing certificate shall be in effective on the date of such officer’s certificate, (6) as requested by the Administrative Agent, the Administrative Agent shall have received an opinion of counsel in form and substance satisfactory to the Administrative Agent covering the matters set forth in Exhibit K, and (7) the Administrative Agent shall have continue to have an Acceptable Security Interest in the Collateral.

(o) Section 6.05 (Restricted Payments) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

"Section 6.05Restricted Payments.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Restricted Payments, except that if no Default or Event of Default has occurred both before and after giving effect to the making of such Restricted Payment, (a) the Restricted Subsidiaries may make Restricted Payments to the Borrower, (b) the Borrower may make Restricted Payments to its Equity Interest holders in an amount equal to the income tax liabilities of such Person attributable to the earnings of the Borrower, and (c) in addition to the foregoing permitted distribution for tax liabilities, the Borrower may make Restricted Payments to AMIH on account of Equity Interests for purposes of AMIH paying interest it owes under the Highbridge Note Purchase Agreement so long as (i) the aggregate amount of all such Restricted Payments under this clause (c) shall not to exceed the aggregate amount of cash contribution made by AMIH to Borrower on account of Equity Interests since the Amendment No. 7 Effective Date, (ii) before and after giving effect to such Restricted Payment, Availability is equal to or greater than 10% of the Borrowing Base then in effect, and (iii) after giving effect to each such Restricted Payment, the Pro Forma Fixed Charge Coverage Ratio is not less than 1.00 to 1.00."

(p) Section 6.06 (Investments) of the Credit Agreement is hereby amended by (i) deleting the word "and" found at the end of clause (e) found therein, (ii) moving clause (f) found therein to clause (g), and (iii) adding the following new clause (f) thereto:

"(f)Investments in farm-outs, farm-ins, joint ventures,  area of mutual interest agreements, gathering systems, processing systems, pipelines or other similar arrangements, in each case, so long as (i) such Investment is usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, (ii) such Investment is directly in Oil and Gas Properties or in an asset (such as pipelines, gathering systems or processing facilities) which services or otherwise directly impacts the Borrower’s and Restricted Subsidiaries Oil and Gas Properties, and (iii) the Borrower would otherwise be in compliance with Section 6.10 after giving effect to such Investment; and"

(q) Section 6.13 (Gas Imbalances, Take-or-Pay or Other Prepayments) of the Credit Agreement is hereby amended by replacing the reference to "$3,000,000" found therein with "$10,000,000".
(r) Section 6.14 (Limitation on Hedging) of the Credit Agreement is hereby amended by deleting clause (c) therein in its entirety and replacing it with the following:

"(c)Additional Limitations on Hedging. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Hydrocarbon Hedge Contract; provided that, Borrower and its Restricted Subsidiaries may enter into Hydrocarbon Hedge Contracts covering PDP Reserves, PDNP Reserves and PUD Reserves subject to the following limitations:

(i) other than as provided in the immediately following clause (ii) and clause (iii), on the date that any such Hydrocarbon Hedge Contract is entered into and after giving effect to such Hydrocarbon Hedge Contract, no more than 85% of the Calculated Reserves may be covered by Hydrocarbon Hedge Contracts (it being understood that volumes of natural gas, crude oil, and natural gas liquids are calculated separately and that natural gas liquids may be hedged on terms reasonably satisfactory to the Administrative Agent by Hydrocarbon Hedge Contracts for crude oil, natural gas, natural gas liquids or a combination thereof);  provided that, if, as of any Test Date, the aggregate notional volumes of all the Borrower's and its Restricted Subsidiaries' respective hedges of natural gas, crude oil and natural gas liquids (calculated separately) under all Hydrocarbon Hedge Contracts corresponding to the delivery dates of the Actual Production exceeds 105% of Actual Production, then Borrower shall (A) furnish to Administrative Agent, by no later than 5:00 p.m. (Houston, Texas, time) on such Test Date, a detailed calculation of such determination and such excess, in form, and substance reasonably satisfactory to the Administrative Agent, and (B) no later than 15 days after such Test Date, Borrower shall (1) furnish to Administrative Agent an updated Engineering Report (the "Updated Engineering Report") in form and substance reasonably satisfactory to the Administrative Agent, (2) terminate, create off-setting positions or otherwise unwind existing Hydrocarbon Hedge Contracts such that, after giving effect thereto, no more than 85% of the Borrower's and its Restricted Subsidiaries' aggregate anticipated production of natural gas volumes, crude oil volumes, and natural gas liquids by volume attributable to Calculated Reserves are covered by all Hydrocarbon Hedge Contracts (it being understood that volumes of natural gas, crude oil, and natural gas liquids are calculated separately and that natural gas liquids may be hedged on terms reasonably satisfactory to the Administrative Agent by Hydrocarbon Hedge Contracts for crude oil, natural gas, natural gas liquids or a combination thereof), and Borrower shall deliver a certificate of a Responsible  Officer of the Borrower to the Administrative Agent certifying to that effect; provided further that, if an Updated Engineering Report is updating an Independent Engineering Report, such Updated Engineering Report shall be an Independent Engineering Report;

(ii) the volume limitations in clause (i) shall not apply to put option contracts that are not related to corresponding calls, collars or swaps;

(iii) with respect to anticipated production of Hydrocarbons which are the subject of an Acquisition under which the Borrower or any Restricted Subsidiary is the purchaser, the Borrower and its Restricted Subsidiaries may enter into Hydrocarbon Hedge Contracts covering such anticipated production prior to effecting such Acquisition (regardless of the fact that such production is not yet owned by the Borrower or such Restricted Subsidiary)  so long as (A) a binding purchase agreement has been executed by the Borrower or a Restricted Subsidiary and the counterparties to such Acquisition, (B) at the time such Hydrocarbon Hedge Contracts are entered into, the aggregate Unused Commitment Amount is greater than or equal to 10% of the lesser of the Borrowing Base and the aggregate Commitments then in effect, (C) the Borrower shall, and shall cause its Restricted Subsidiaries to terminate, unwind or otherwise liquidate all such Hydrocarbon Hedge Contracts upon the earliest of (1) the 90th day following the full execution of the purchase agreement related to such Acquisition if the Acquisition has not been fully consummated by such date, (2) within 3 Business Days after the date upon on which such purchase agreement is terminated by any party thereto, and (3) the date upon which the Borrower or any Restricted Subsidiary believes, with reasonable certainty, that such Acquisition will not be consummated, and (D) at the time such Hedge Contracts are entered into, but after giving pro forma effect to such Acquisition (i.e. assuming that such Acquisition had gone into effect prior to or as of the date such Hydrocarbon Hedge Contracts are entered into and Engineering Report, for purposes of calculating Calculated Reserves, includes any Engineering Report covering the reserves that are the subject of such Acquisition)), such Hedge Contracts would be permitted under clause (i) above; and

(iv) such Hydrocarbon Hedge Contracts shall otherwise comply with the terms of this Agreement."

(s) Section 6.21 (Accounts Payable) of the Credit Agreement is hereby amended by replacing the reference to "$250,000" found in clause (b) thereof with "$3,000,000".

(t) Section 7.01 (Events of Default) of the Credit Agreement is hereby amended by (i) replacing the reference to each reference to "$2,500,000" found in clauses (d) and (f) thereof with “$5,000,000”, (ii) replacing the reference to "$1,000,000" found in clause (k) thereof with "$5,000,000", and (iii) replacing clause (l) in its entirety with the phrase “[Intentionally Omitted].”

Section 3. Representations and Warranties.  Each of the Guarantors and the Borrower hereby represents and warrants that: (a) after giving effect to this Agreement, the representations and warranties contained in the Credit Agreement, as amended hereby, and the representations and warranties contained in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date; (b) no Default has occurred which is continuing; (c) the execution, delivery and performance of this Agreement are within the corporate, limited liability company, or partnership power and authority of such Person and have been duly authorized by appropriate corporate and governing action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of such Person enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and (f) the Liens under the Security Instruments are valid and subsisting and secure Borrower's and the Guarantors' obligations under the Loan Documents.

Section 4. Conditions to Effectiveness.    This Agreement shall become effective on the Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions precedent:

(a) The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantors and all the Lenders.

(a) The representations and warranties in this Agreement made by the Guarantors and the Borrower shall be true and correct in all material respects.

The Borrower shall have paid, and hereby agrees to pay all reasonable fees and expenses of the Administrative Agent's outside legal counsel and other consultants pursuant to all invoices presented for payment on or prior to the Effective Date.

Section 5. Acknowledgments and Agreements.

(a) The Borrower and each Guarantor acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and the Borrower and each Guarantor hereby waives any defense, offset, counterclaim or recoupment with respect thereto.

(b) The Administrative Agent and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents.  Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Loan Documents, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents, (iii) any rights or remedies of the Administrative Agent or any Lender with respect to the Loan Documents, or (iv) the rights of the Administrative Agent or any Lender to collect the full amounts owing to them under the Loan Documents.

(c) Each of the parties hereto hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower and the Guarantors acknowledge and agree that their respective liabilities and obligations under the Credit Agreement, as amended hereby, and the Guaranties, are not impaired in any respect by this Agreement.

(d) From and after the Effective Date, all references to the Credit Agreement and the Loan Documents shall mean such Credit Agreement and such Loan Documents as amended by this Agreement.

(e) This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.  Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

(f) The Borrower, through its Subsidiary, Alta Mesa Eagle, LLC, intends to sell certain Oil and Gas Properties in the Eagle Ford Shale (the “Subject Disposition”) for an amount equal to $173,000,000 (the “Base Purchase Price”), subject to standard and customary purchase price closing adjustments, including reductions for the allocated value of any properties retained pending receipt of outstanding consents to assign (“Required Consents”).  Such Subject Disposition shall constitute a Triggering Event.  Each party hereto acknowledges and agrees that, pursuant to Section 2.02(e)(iii) of the Credit Agreement, effective upon the occurrence of such Triggering Event the Borrowing Base shall be automatically reduced by $100,000,000 and the redetermined Borrowing Base shall be equal to $285,000,000.   The Borrowing Base as determined under this Section 5(f) shall remain in effect at that level until the effective date of the next Borrowing Base redetermination made in accordance with the terms of the Credit Agreement, as amended hereby.

(g) If, as of the effective date for the Borrowing Base redetermination scheduled under Section 2.02(b)(i) of the Credit Agreement for April of 2014 (the “Spring BB Effective Date”), the aggregate notional volumes of all of the Borrower’s and its Restricted Subsidiaries’ respective hedges of natural gas, crude oil and natural gas liquids under all Hydrocarbon Hedge Contracts exceeds 85% of the aggregate anticipated production of natural gas volumes, crude oil volumes, and natural gas liquids volumes attributable to Calculated Reserves as set forth in the Independent Engineering Report delivered in connection with such Borrowing Base redetermination, then no later than 15 days after the Spring BB Effective Date, (i) the Borrower shall  terminate, create off-setting positions or otherwise unwind existing Hydrocarbon Hedge Contracts such that, after giving effect thereto, no more than 85% of the Borrower's and its Restricted Subsidiaries' aggregate anticipated production of natural gas volumes, crude oil volumes, and natural gas liquids by volume attributable to Calculated Reserves (as set forth in the Independent Engineering Report delivered in connection with such Borrowing Base redetermination)  are covered by all Hydrocarbon Hedge Contracts (it being understood that volumes of natural gas, crude oil, and natural gas liquids are calculated separately and that natural gas liquids may be hedged on terms reasonably satisfactory to the Administrative Agent by Hydrocarbon Hedge Contracts for crude oil, natural gas, natural gas liquids or a combination thereof), and (ii) the Borrower shall deliver a certificate of a Responsible  Officer of the Borrower to the Administrative Agent certifying to that effect.    The Borrower’s obligation under this Section 5(g) is notwithstanding anything to the contrary set forth in Section 6.14 of the Credit Agreement, as amended hereby.  A breach of the covenant set forth in this Section 5(g) shall constitute an immediate Event of Default under the Credit Agreement.

Section 6. Reaffirmation of the Guaranty.  Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under its respective Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Guaranteed Obligations (as defined in the Guaranties), as such Guaranteed Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor under its respective Guaranty in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement, the Notes or any of the other Loan Documents.

Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This

Agreement may be executed by facsimile signature or other similar electronic means and all such signatures shall be effective as originals.

Section 8. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 9. Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 10. Governing Law. This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.

Section 11. Entire Agreement. This Agreement, the Credit Agreement as amended by this Agreement, the Notes, and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.